WIDEPOINT CORPORATION
Midwest Office Center
18W100 22nd Street, Suite 124
Oakbrook Terrace, Illinois 60181

November 8, 2010

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of WidePoint Corporation, which will be held at 10:00 a.m., EST, on Wednesday, December 8, 2010 at the Washington, D.C. offices of Foley & Lardner LLP, located at 3000 K Street N.W., Sixth Floor, Washington D.C. 20007.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting.

YOUR VOTE IS IMPORTANT.  We invite you to attend the meeting in person. If attending the meeting is not feasible, we encourage you to read the proxy statement and vote your shares as soon as possible.  A return envelope for your proxy card is enclosed for convenience.  Most shareholders will also have the option of voting via the Internet or by telephone.  Specific instructions on how to vote via the Internet or by telephone are included on the proxy card.

Sincerely,

Steve L. Komar
Chairman of the Board, President and
Chief Executive Officer

WIDEPOINT CORPORATION
Midwest Office Center
18W100 22nd Street, Suite 124
Oakbrook Terrace, Illinois 60181

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of WidePoint Corporation (the “Annual Meeting”) will be held on Wednesday, December 8, 2010 at 10:00 a.m. Eastern Standard Time at the Washington D.C. offices of Foley & Lardner LLP, located at 3000 K Street, N.W., Sixth Floor, Washington, D.C. 20007 to consider and vote on the following matters described in the accompanying proxy statement:

•	To elect two persons as Class I directors to serve for a three-year period until the Annual Meeting of Shareholders in the year 2013;

•	To ratify the selection of Moss Adams LLP as the Company’s independent accountants; and

•	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on October 25, 2010 are entitled to receive notice of, and to vote in person or by proxy at, the Annual Meeting.

By order of the Board of Directors,

James T. McCubbin
Corporate Secretary

November 8, 2010

YOUR VOTE IS IMPORTANT

Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes.  Mail the proxy to us in the enclosed envelope, which requires no postage if mailed in the United States. The giving of the proxy does not affect your right to vote in person should you attend the meeting.

WIDEPOINT CORPORATION
Midwest Office Center
18W100 22nd Street, Suite 124
Oakbrook Terrace, Illinois 60181

PROXY STATEMENT

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY
STATEMENT.

AS PERMITTED BY RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), WE HAVE ELECTED TO PROVIDE ACCESS TO THIS PROXY STATEMENT BOTH BY SENDING YOU A COPY OF THIS PROXY STATEMENT AND BY NOTIFYING YOU OF THE AVAILABILITY OF THIS PROXY STATEMENT ON THE INTERNET. A COPY OF THIS PROXY STATEMENT IS AVAILABLE TO YOU FREE OF CHARGE AT: HTTP://WWW.WIDEPOINT.COM.

GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of WidePoint Corporation, a Delaware corporation (referred to herein as “WidePoint,” the “Company,” “we” or “our”), of proxies of shareholders to be voted at the Annual Meeting of Shareholders to be held at the Washington, D.C. offices of Foley & Lardner LLP, located at 3000 K Street, N.W., Sixth Floor, Washington, D.C.  20007 at 10:00 a.m., Eastern Standard Time, on Wednesday, December 8, 2010, and any and all adjournments thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving written notice to the Secretary of the Company.

This Proxy Statement and the accompanying proxy are being mailed or given to shareholders of the Company on or about November 8, 2010.

VOTING PROCEDURES AND SECURITIES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.  Your prompt voting via the Internet, telephone or mail may save us the expense of a second mailing.

Vote Required, Abstentions and Broker Non-Votes

Shares of WidePoint common stock represented by proxy will be voted according to the instructions, if any, given in the proxy.  Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the ratification of the selection of Moss Adams LLP as the independent accountants for the Company for the current fiscal year; and (3) in their discretion, with respect to such other business as may properly come before the meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting.  A quorum of shareholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares of common stock of the Company entitled to vote are present at the Annual Meeting in person or by proxy.  The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.  If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

The cost of soliciting proxies will be borne by the Company.  Proxies may be solicited by directors, officers, regular employees or other agents of the Company in person or by telephone.  We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies.  American Stock Transfer & Trust Company will charge approximately $2,000, plus out-of-pocket expenses for this service.

Shares Outstanding

As of October 25, 2010, the record date for determining shareholders entitled to vote at the Annual Meeting, a total of 62,810,133 shares of common stock of the Company, par value $.001 per share (the “Common Stock”), which is the only class of voting securities of the Company, were issued and outstanding.  All holders of record of the Common Stock as of the close of business on October 25, 2010, are entitled to one vote for each share held when voting at the Annual Meeting, or any adjournment thereof, upon the matters listed in the Notice of Annual Meeting.  Cumulative voting is not permitted.

Other Business

The Board knows of no other matters to be presented for shareholder action at the meeting.  If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

BOARD MEETINGS – COMMITTEES OF THE BOARD

The Board of Directors held four meetings during 2009.  During this period, all of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

The Board currently has the following Committees: Audit; Nominating and Corporate Governance; and Compensation.  Each Committee consists entirely of independent, non-employee directors (see “Director Independence” in this proxy statement).  Membership and principal responsibilities of the Board Committees are described below.  Each Committee of the Board has adopted a charter and each such charter is available free of charge on our website, www.widepoint.com, or by writing to WidePoint Corporation, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois  60181, c/o Corporate Secretary.

Audit Committee

The members of the Audit Committee are:

•	Morton S. Taubman (Chair)
•	James M. Ritter
•	George W. Norwood

The Audit Committee met four times in 2009.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934.  The primary functions of this Committee are to: appoint (subject to shareholder approval), and be directly responsible for the compensation, retention and oversight of, the firm that will serve as the Company’s independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in our Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by WidePoint regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; review and approve related person transactions in accordance with the policies and procedures of the Company; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to WidePoint by the independent accountants who audit its financial statements.  At each meeting, Committee members may meet privately with representatives of Moss Adams LLP, our independent accountants, and with WidePoint’s Executive Vice President and Chief Financial Officer.  The Board has determined that Mr. Taubman, who qualifies as an independent director as defined in the NYSE Amex Company Guide, satisfies the “financially sophisticated” requirements set forth in the NYSE Amex Company Guide, and has designated Mr. Taubman as the “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are:

•	James M. Ritter (Chair)
•	Morton S. Taubman
•	Otto J. Guenther

The Nominating and Corporate Governance Committee met one time in 2009. The primary functions of this Committee are to: identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareholders; review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors; review annually and recommend changes to the Company’s Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between WidePoint and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review WidePoint’s  policies and programs relating to compliance with its Code of Business Conduct and such other matters as may be brought to the attention of the Committee regarding WidePoint’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” and “Director Compensation” in this proxy statement.

Compensation Committee

The members of the Compensation Committee are:

•	James M. Ritter (Chair)
•	Morton S. Taubman
•	George W. Norwood

The Compensation Committee met two times in 2009.  Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review of relevant corporate and individual goals and objectives, as submitted by the CEO; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation; review and approve the annual salary and other remuneration of all other officers; review the management development program, including executive succession plans; review with management, prior to the filing thereof, the executive compensation disclosure included in this proxy statement; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of WidePoint and its subsidiaries.

DIRECTOR INDEPENDENCE

Under the Company’s corporate governance principles (the “Corporate Governance Principles”), a majority of the Board will consist of independent directors.  An “independent” director is a director who meets the NYSE Amex definition of independence and other applicable independence standards under SEC rules and regulations, as determined by the Board.  The Nominating and Corporate Governance Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board.  Based on the report and recommendation of the Nominating and Corporate Governance Committee, the Board has determined that each of the non-employee directors, Messrs. Taubman, Ritter, Guenther, and Norwood, satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE Amex listing standards and SEC rules and regulations.  Each Board Committee consists entirely of independent, non-employee directors.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with WidePoint, other than as a director and shareholder. NYSE Amex listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with WidePoint currently and during the three years preceding the Board’s determination of independence.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director receives any direct compensation from WidePoint other than under the director compensation program described in this proxy statement.
•	No immediate family member (within the meaning of the NYSE Amex listing standards) of any non-employee director is an employee of WidePoint or otherwise receives direct compensation from WidePoint.
•	No non-employee director (or any of their respective immediate family members) is affiliated with or employed in a professional capacity by WidePoint’s independent accountants.

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from WidePoint.
•
No WidePoint executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.

•
No non-employee director (or any of their respective immediate family members) is indebted to WidePoint, nor is WidePoint indebted to any non-employee director (or any of their respective immediate family members).

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from WidePoint.

Non-management members of the Board of Directors conduct at least two  regularly scheduled meetings per year without members of management being present.  Mr. Ritter serves as the presiding director of such meetings.  Following an executive session of non-employee directors, the presiding director may act as a liaison between the non-employee directors and the Chairman, provide the Chairman with input regarding agenda items for Board and Committee meetings, and coordinate with the Chairman regarding information to be provided to the non-employee directors in performing their duties.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Nominating Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE Amex listing standards. The Committee operates under a written charter adopted by the Board of Directors.  A copy of the charter is available at the Company’s website, www.widepoint.com, or by writing to WidePoint Corporation, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois 60181 c/o Corporate Secretary.  The Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareholders.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee and/or the Chairman of the Board.  Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

Director candidates are reviewed by the Committee based on the needs of the Board and the Company’s various constituencies, their relative skills, characteristics and age, and against the following qualities and skills that are considered desirable for Board membership: their exemplification of the highest standards of personal and professional integrity; their independence from management under applicable securities laws, listing standards, and the Company’s Corporate Governance Principles; their experience and industry and educational background; their potential contribution to the composition, diversity and culture of the Board; and their ability and willingness to constructively challenge management through active participation in Board and Committee meetings and to otherwise devote sufficient time to Board duties.

The Committee’s charter includes diversity as one of the criteria used to evaluate director candidates.  The Nominating and Corporate Governance Committee may consider diversity in its broadest sense when evaluating candidates. Though we do not have a formal policy regarding how diversity will be considered in identifying potential director nominees, our Corporate Governance Guidelines direct that the evaluation of nominees should include (but not be limited to) an assessment of whether a nominee would provide the Board with a diversity of viewpoints, backgrounds, experiences, and other demographics.

In evaluating the needs of the Board, the Committee considers the qualifications of sitting directors and consults with other members of the Board, the CEO and other members of senior management. At a minimum, all recommended candidates must possess the requisite personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in, and contribute to, Board and Committee meetings. Additionally, the Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

The Nominating and Corporate Governance Committee has adopted a policy pursuant to which a shareholder who has owned at least 5% of the Company’s outstanding shares of Common Stock for at least two years may recommend a director candidate that the Committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board.  Such recommendation must be made in writing addressed to the Chairman of the Nominating and Corporate Governance Committee at the Company’s principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement.

Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a nominee that the Committee recommends to the Board, the factors it will take into account will include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge.  There will be no differences between the manner in which the Committee evaluates a nominee recommended by a shareholder and the manner in which the Committee evaluates nominees recommended by other persons.

The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a shareholder, or group of shareholders that beneficially owned more than 5% of the Company’s Common Stock for at least two years as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the Board, or the presiding director for an upcoming meeting or the non-employee directors as a group, by writing to WidePoint Corporation, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois  60181, c/o Corporate Secretary.  Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has adopted a policy that each director should attempt to attend each Annual Meeting of Shareholders.  All members of the Board attended last year’s Annual Meeting of Shareholders.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Corporate Governance Guidelines allow flexibility as to whether the role of Chief Executive Officer and Chairman of the Board are separated or combined. The Board’s policy as to whether the role of the Chief Executive Officer and Chairman of the Board should be separate or combined is to adopt the practice that best serves the Company at any point in time. At this time, the Board believes that combining the role of Chairman of the Board with the role of Chief Executive Officer provides the most effective and efficient leadership model for the Company.  Combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy. Currently, Steve L. Komar serves as our Chief Executive Officer and as our Chairman of the Board.

Because we have combined the Chairman and CEO roles, pursuant to our Corporate Governance Guidelines, our independent directors have designated Mr. Ritter to serve as the Presiding Independent Director to further strengthen our governance structure.  The Presiding Independent Director is responsible for coordinating the activities of the independent directors, calling for meetings or sessions of the independent directors, presiding at executive sessions and coordinating the agenda for such sessions with at least two such meetings being held annually, facilitating communications and functioning as principal liaison on Board-wide issues between independent directors and the Chairman of the Board, and when necessary, recommending the retention of outside advisors and consultants who report directly to Board.

The Board oversees the management of the risks inherent in the operation of the Company’s business. This is accomplished principally through the Audit Committee. Additionally, the Compensation Committee is responsible for overseeing the assessment of risks associated with the Company’s compensation policies and programs. Each of these committees receives and discusses reports regularly with members of management who are responsible for applicable day-to-day risk management functions of the Company, and reports regularly to the Board.  The Board’s, the Audit Committee’s and the Compensation Committees’ respective roles in our risk oversight process have not affected our Board leadership structure.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Company’s Board is classified into three classes of directors, with approximately one-third of the directors serving in each such class of directors and with one class of directors being elected at each annual meeting of shareholders of the Company to serve for a term of three years or until the earlier expiration of the term of their class of directors or until their successors are elected and take office as provided below. To maintain the staggered terms of election of directors, shareholders of the Company are voting upon the election of two Class I directors to serve for a three-year period until the 2013 Annual Meeting of Shareholders.  As a result, shareholders will only vote on the election of the Class I director nominees at the Annual Meeting.

CLASS I - TERM EXPIRES AT THE 2010 ANNUAL MEETING OF SHAREHOLDERS

Morton S. Taubman – presently serving
Ronald S. Oxley – presently serving

CLASS II - TERM EXPIRES AT THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Steve L. Komar – presently serving
James T. McCubbin – presently serving

CLASS III - TERM EXPIRES AT THE 2012 ANNUAL MEETING OF SHAREHOLDERS

James M. Ritter – presently serving
Otto J. Guenther – presently serving
George W. Norwood – presently serving

The Bylaws of the Company provide that the Board will determine the number of directors to serve on the Board.  The Company’s Board presently consists of seven members.  The seven members of the Company’s Board are identified above.

Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the persons named below.  The Company does not contemplate that the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion.  The following table sets forth information regarding the nominees:

	POSITION WITH		DIRECTOR
NAME	THE COMPANY	AGE	SINCE

Morton S. Taubman	Director and Chairman of the	67	2006
	Audit Committee
Ronald S. Oxley	Director and Executive Vice President	63	2006
	– Sales and Marketing

Morton S. Taubman has served as a director since his appointment on March 10, 2006 to serve out the remaining term of G.W. Norman Wareham who resigned his position on March 7, 2006.  Mr. Taubman is also the Chairman of the Audit Committee and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.  Mr. Taubman has experience as a certified public accountant and is currently an attorney with expertise in corporate law, government contracting and international relations.  Prior to forming Leser Hunter Taubman & Taubman law firm, Mr. Taubman was the senior vice president and general counsel to DIGICON Corporation, an IT and telecommunications company. Before joining DIGICON, he was a senior partner at Ginsburg, Feldman and Bress, LLP, an established Washington, D.C. firm that provided expertise in tax, telecommunications, litigation, federal regulatory issues, capital reformation, government contracting and international issues. Before that, he was a founding partner at a number of law firms, was the partner-in-charge of the Washington D.C. office of Laventhol & Harworth, in charge of the Washington, D.C. tax department at Coopers & Lybrand and a special agent with the U.S. Treasury Department.  Mr. Taubman has been an adjunct law professor for more than 15 years at Georgetown University and George Washington University.  He presently also serves as special corporate counsel to Global Options Group, Inc. and Global Options, Inc., companies focusing on U.S. federal security services and as general counsel to Interior Systems, Inc. d/b/a ISI Professional Services, a United States federal contractor.  He holds a Bachelor of Science Degree in Accounting from the University of Baltimore, a Juris Doctor Degree from the University of Baltimore Law School, and a Masters of Law Degree from Georgetown University.  Mr. Taubman serves on the Board for the term that is expiring at the Annual Meeting.

Mr. Taubman brings to the Board financial expertise and is qualified as an audit committee financial expert.  Mr. Taubman also brings to the Board a wealth of experience as a financial and legal professional serving as a partner at both major auditing and legal firms.  This experience, as well as his independence from the Company and his prior performance as a Board member, led the Board to conclude that he should serve as a director of the Company.

Ronald S. Oxley has served as a director since his appointment on August 15, 2006.  Mr. Oxley became the Executive Vice President – Sales, Marketing and Business Strategies for the Company in May 2008 and as a result, resigned from his position as Chairman of the Corporate Governance and Nominating Committee, and member of the Audit Committee and Compensation Committee.  Mr. Oxley has had a distinguished career within the U.S. federal government and industry. His U.S. federal government career spanned almost 28 years with the Office of the Secretary of Defense and with the Departments of the Navy, Army and Air Force where he held various senior level executive positions. The last nine years of his federal career were at the Office of the Secretary of Defense where he monitored the development of the office’s defense-wide strategic vision and implementation plan for command, control, communications, intelligence, surveillance and reconnaissance. Subsequent to his U.S. federal government career he also successfully honed his business skills as a senior level executive with several prominent U.S. federal government contractors that included Litton/PRC, Emergent Information Technologies, and L-3 Communications.  Mr. Oxley currently serves as an executive vice president of ARC International Corporation. ARC specializes in providing domestic and international middle-market and emerging growth companies with a broad range of strategic advisory services.  Prior to joining ARC in 2004, Mr. Oxley was president and general manager of L-3 Communications Analytics Corporation based in Vienna, Virginia. L-3 Communications is a provider of information technology solutions to both industry and government, primarily in the aerospace and defense arena.  Mr. Oxley served in the same capacity at Emergent Information Technologies, Inc. prior to being acquired by L-3 Communications in November 2001. He came to Emergent in April 2000 from Litton/PRC Inc, where he was senior vice president of business development and marketing.  Before joining Litton/PRC in 1996, Mr. Oxley spent more than 28 years in the U.S. federal government, during which he was awarded a series of Meritorious Service Awards and was nominated for a Presidential Executive Career Award in 1996.  Mr. Oxley holds a top secret SCI clearance with life style polygraph. He holds a Masters of Science Degree in Systems Management from the University of Southern California and a Bachelor of Science Degree in Business Administration from the California State University. He served in the U.S. Army from 1966 to 1968, including a tour of duty in Vietnam.  Mr. Oxley serves on the Board for the term that is expiring at the Annual Meeting.

Mr. Oxley brings to the Board extensive knowledge of the federal marketplace as a result of a career that has spanned both U.S. federal government and business enterprises.  Mr. Oxley’s knowledge of federal infrastructure as well as his experience in successful business development and board service, together with his prior performance as a Board member, led the Board to conclude that he should continue to serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

The following directors are presently serving on the Board of Directors for terms expiring at either the 2011 or 2012 Annual Meeting of Shareholders, as set forth above:

	POSITION WITH		DIRECTOR
NAME	THE COMPANY	AGE	SINCE

Steve L. Komar	Director, Chief Executive	69	1997
	Officer, and Chairman of
	the Board

James T. McCubbin	Director, Executive Vice	46	1998
	President, Chief Financial
	Officer and Secretary

James M. Ritter	Director	66	1999

Otto J. Guenther	Director	68	2007

George W. Norwood	Director	67	2007

Steve L. Komar has served as a director since December 1997 and became Chairman of the Board of Directors in October 2001.  Mr. Komar has also served as Chief Executive Officer since December 2001.  From June 2000 until December 2001, Mr. Komar served as a founding partner in C-III Holdings, a development stage financial services company.  From 1991 to June 2000, Mr. Komar served as Group Executive Vice President of Fiserv, Inc., a company that provides advanced data processing services and related products to the financial industry.  From 1980 to 1991, Mr. Komar served in a number of financial management positions with CitiGroup, including the role of Chief Financial Officer of Diners Club International and Citicorp Information Resources, respectively.  Mr. Komar is a graduate of the City University of New York with a Bachelor of Science Degree in Accounting and holds a Masters Degree in Finance from Pace University.  Mr. Komar serves on the Board of Directors for a term expiring at the 2011 Annual Meeting of Shareholders.

Mr. Komar brings extensive financial and operational management experience to the Board as a result of his past operational experience at several large firms where he held senior executive positions in areas including financial and operational management and mergers & acquisitions.  The financial and managerial skills he developed over a career that has spanned more than 40 years, as well as Mr. Komar’s experience as our Chairman of the Board and Chief Executive Officer, his knowledge of our Company as a result thereof, and his prior performance serving as a Board member of the Company, led the Board to conclude that he should continue to serve as a director of the Company.

James T. McCubbin has served as a director and as our Secretary since November 1998.  Since August 1998, Mr. McCubbin has also served as our Executive Vice President and Chief Financial Officer.  Prior to that time, from December 1997 to August 1998, Mr. McCubbin served as Vice President, Controller, Assistant Secretary and Treasurer.  Prior to the commencement of his employment with WidePoint in November 1997, Mr. McCubbin held various financial management positions with several companies in the financial and government sectors.  Mr. McCubbin also presently serves on the Board of Directors of Tianjin Pharmaceutical Company and is Chairman of its Audit Committee, Nominating Committee, and Compensation Committee.  Mr. McCubbin also serves on the Board of Directors of ProPhase Labs, Inc. and serves on their Audit Committee.  Mr. McCubbin was also on the Board of Directors of Redmile Entertainment until his resignation on March 1, 2008.  Mr. McCubbin provides financial consulting services and has served on various Boards of Directors over the past seven years.  Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management.  Mr. McCubbin serves on the Board of Directors for a term expiring at the 2011 Annual Meeting of Shareholders.

Mr. McCubbin brings extensive financial and corporate compliance expertise as well as internal knowledge of the Company as a result of his having over 13 years of experience with the Company.  Mr. McCubbin also has significant experience serving in financial managerial roles within a variety of organizations and membership on several boards of directors over the past 25 years.  These experiences and his prior performance as a Board member led the Board to conclude that he should continue to serve as a director of the Company.

James M. Ritter has served as a director since December 1999 and served as Assistant Secretary of the Company from December 2002 until 2008.  Mr. Ritter is the Chairman of the Corporate Governance and Nominating Committee and the Compensation Committee and is also a member of the Audit Committee.   Mr. Ritter is the retired Corporate Headquarters Chief Information Officer of Lockheed Martin Corporation.  Prior to his retirement in February 2001, Mr. Ritter was employed at Lockheed Martin Corporation for over 32 years in various positions involving high level IT strategic planning and implementation, e-commerce development, integrated financial systems, and large-scale distributed systems.  Mr. Ritter serves on the Board of Directors for a term expiring at the 2012 Annual Meeting of Shareholders.

Mr. Ritter brings to the Board extensive knowledge of information systems and managerial experience as a result of a career managing and building complex information technology systems.  This experience, as well as his independence from the Company, his prior performance as a Board member, and his service on other boards of directors, led the Board to conclude that he should continue to serve as a director of the Company.

Lieutenant General (Ret.) Otto J. Guenther has served as a director since his appointment on August 15, 2007.  General Guenther serves as a member of the Corporate Governance and Nominating Committee.  He joins the board after a distinguished 34-year military career, including serving as the Army’s first chief information officer, followed by nearly a decade of exceptional leadership within the federal information technology industry. His key assignments included the following: commanding general for Fort Monmouth, NJ, and the Communications Electronics Command; program executive officer for the Army’s tactical communications equipment; project manager for the Tactical Automated Data Distribution System; and commander for the Defense Federal Acquisition Regulatory Council.  General Guenther recently retired from Northrop Grumman Mission Systems, where he served as the Sector Vice President and General Manager of Tactical Systems Division. While there, he oversaw battlefield digitization, command and control, and system engineering activities for the U.S. Army. Under his leadership, the division grew to approximately 1,650 employees across several locations and completed over $700 million in acquisitions. Previously General Guenther was general manager of Computer Associates International’s Federal Systems Group, a $300 million operation providing IT products and services to the federal market area.  General Guenther was awarded several honors by the U.S. Army, including the Distinguished Service Medal, Legion of Merit (Oak Leaf Cluster), Defense Superior Service Medal (Oak Leaf Cluster), Joint Service Medal, and Army Commendation Medal. Recognized for his work within the industry, he also received several Armed Forces Communications and Electronics Association awards and was inducted into the Government Computer News Hall of Fame.  General Guenther received a Bachelor of Science Degree in Economics from Western Maryland College, now called McDaniel College, and a Masters Degree in Procurement and Contracting from the Florida Institute of Technology.  General Guenther serves on the Board of Directors for a term expiring at the 2012 Annual Meeting of Shareholders.

General Guenther brings to the Board extensive knowledge of the federal marketplace as a result of a career that has spanned both military and informational technology industries.  In addition, General Guenther’s knowledge of federal infrastructure as well as experience in successful business development and board service is particularly valuable to the Company. This experience, as well as his independence from the Company and his prior performance as a Board member, led the Board to conclude that he should continue to serve as a director of the Company.

Major General (Ret.) George W. Norwood has served as a director since his appointment on August 15, 2007.  General Norwood serves as a member of the Audit Committee and the Compensation Committee.  General Norwood is currently President and Chief Executive Officer of Norwood & Associates, Inc. of Tampa, Fla., which maintains extensive international and U.S. networks of government, military and private sector contacts while providing technical and strategic planning expertise to corporations pursuing defense-related opportunities. General Norwood previously served as Deputy Chief of Staff for the United Nations Command and United States Forces in Korea from 1995 to 1997. He also served as the U.S. member of the United Nations Command’s Military Armistice Commission responsible for crucial general officer level negotiations with North Korea.  General Norwood served as Commander of the 35th Fighter Wing at Misawa Air Base in Japan in the early/mid-1990’s, and earlier as Deputy Inspector General and Director of Inspections for the U.S. Air Force in Washington, D. C. Other key assignments included the following: senior leadership positions in F-16 fighter wings in Europe; War Reserve Material and Munitions Planning, Programming, and Budgeting expert at the Pentagon; and F-16 fighter squadron Commander and Operations Officer at Nellis Air Force Base in Nevada. General Norwood also served two combat tours in Southeast Asia in A-1 and F-4 aircraft.  General Norwood currently serves on the boards of directors of Airborne Tactical Advantage Company and Scalable Network Technologies. He is also on the board of strategic advisors of AtHoc, Inc. General Norwood received a Bachelor of Science Degree in Mathematics from San Diego State University and a Masters Degree in Business Administration from Golden Gate University. He is also a graduate of the National War College and Defense Language Institute.  General Norwood serves on the Board of Directors for a term expiring at the 2012 Annual Meeting of Shareholders.

General Norwood brings to the Board extensive knowledge of the federal marketplace as a result of a career that has spanned both military and defense contracting.  General Norwood’s experience supporting the federal infrastructure as well as his experience in successful business development and board service is particularly valuable to the Company. This experience, as well as his independence from the Company and his prior performance as a Board member, led the Board to conclude that he should continue to serve as a director of the Company.

PROPOSAL TWO – INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of Moss Adams LLP as independent accountants for WidePoint to audit its consolidated financial statements for the fiscal year ending December 31, 2010 and to perform audit-related services, including review of our quarterly interim financial information, periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters.  If the shareholders do not approve the appointment of Moss Adams LLP, the Audit Committee will reconsider the appointment.

Moss Adams LLP provided audit and other services in 2010 for the Company’s audit of its consolidated financial statements for the fiscal year ended December 31, 2009.  Moss Adams LLP also provided audit and other services in 2009 for the Company’s audit of its consolidated financial statements for the fiscal year ended December 31, 2008 and in 2008 for the Company’s audit of its consolidated financial statements for the fiscal year ended December 31, 2007.

A resolution will be presented at the Annual Meeting to ratify the appointment by the Company’s Board of Moss Adams LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2010.  A majority vote of the Company’s outstanding shares of common stock present or represented at the Annual Meeting is required for ratification.  A representative of Moss Adams LLP will be available either via phone or in person at the Annual Meeting to answer appropriate questions concerning the Company’s financial statements and to make a statement if he desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN
FAVOR OF THE RATIFICATION OF THE COMPANY’S AUDITORS.

AUDIT COMMITTEE REPORT

Overview

The Board of Directors has an Audit Committee, which conducted four meetings during 2009 and presently consists of Morton Taubman, James Ritter, and George Norwood.  Under the corporate governance listing standards of the NYSE Amex, Messrs. Taubman, Ritter, and Norwood are “independent” directors.  The Audit Committee is responsible for meeting with the Company’s independent accountants to review the proposed scope of the annual audit of the Company’s books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. All of the members of the Audit Committee are considered by the Board to be financially literate and the Board has determined that Mr. Taubman is deemed to be an “audit committee financial expert,” as defined in the rules and regulations of the SEC.

Financial Statement Review

The Audit Committee has: (a) reviewed and discussed the audited financial statements with the management of the Company; (b) discussed with the Company’s independent auditors, Moss Adams LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received from the Company’s independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with the Company’s independent auditors their independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2009 that was filed with the SEC on March 31, 2010 (as amended by that certain Form 10-K/A, filed with SEC on April 30, 2010).

Audit Committee Policies and Procedures For Pre-Approval of Independent Auditor Services

The following describes the Audit Committee’s policies and procedures regarding pre-approval of the engagement of the Company’s independent auditor to perform audit as well as permissible non-audit services for the Company.

For audit services, the independent auditor will provide the Committee with an engagement letter during the March-May quarter of each year outlining the scope of the audit services proposed to be performed in connection with the audit of the current fiscal year.  If agreed to by the Committee, the engagement letter will be formally accepted by the Committee at an Audit Committee meeting held as soon as practicable following receipt of the engagement letter.  The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management may submit to the Committee for approval (during May through September of each fiscal year) the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year.  The list of services must be detailed as to the particular service and may not call for broad categorical approvals.  Company management and the independent auditor will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements.  In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided.  The Committee will consider for approval both the list of permissible non-audit services and the budget for such services.  The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairman the authority to amend or modify the list of approved permissible non-audit services and fees.  The Committee’s Chairman will report any action taken pursuant to this delegation to the Committee at its next meeting.

All audit and non-audit services provided to the Company are required to be pre-approved by the Committee.  The Chief Financial Officer of the Company will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

The foregoing report is submitted by the members of the Audit Committee.

Audit Committee of the Board of Directors

Morton S. Taubman (Chairman)
James M. Ritter
George W. Norwood

Audit and Non-Audit Fees

Audit Fees

The Company paid Moss Adams LLP approximately $42,800 in fees for audit and review work for fiscal year 2008 that was paid in fiscal year 2008, plus approximately $104,200 in additional fees for audit and review work for fiscal year 2008 that was paid in fiscal year 2009.   The Company paid Moss Adams LLP approximately $30,400 in fees for audit and review work for fiscal year 2009 that was paid in fiscal year 2009, plus approximately $18,100 in additional fees for audit and review work for fiscal year 2009 that was paid in fiscal year 2010.  In 2010, the Company paid Moss Adams LLP approximately $69,900 in audit and review fees for work associated with the Company’s fiscal year 2009 audit.

Audit-Related Fees

The Company did not pay Moss Adams LLP any audit-related fees for fiscal year 2009 or 2008.

Tax Fees

The Company did not pay Moss Adams LLP any tax fees for fiscal year 2008. In 2010, the Company paid Moss Adams LLP approximately $9,300 in tax fees for work associated with the Company’s fiscal year 2009 Internal Revenue Code Section 382 tax analysis.

All Other Fees

The Company did not pay Moss Adams LLP any nonaudit fees for fiscal year 2009 or 2008.

PRINCIPAL SHAREHOLDERS

Stock Ownership Information

The following table sets forth information as to those holders (other than officers and directors) known to WidePoint to be the beneficial owners of more than 5% of the outstanding shares of common stock as of October 25, 2010.  The calculation of the percentage of outstanding shares is based on 62,810,133 shares outstanding as of October 25, 2010 the record date for determining shareholders entitled to vote at the Annual Meeting.

	Percent of
	Number	Common Stock
Names and Complete Mailing Address	of Shares	Outstanding
Citigroup Inc., Citigroup Global Markets, Inc.,	3,913,927	6.2	% (1)
Citigroup Financial Products Inc,
and Citigroup Global Markets Holdings Inc.
388 Greenwich Street
New York, NY 10013

Ewing & Partners, Timothy G. Ewing,	3,240,500	5.2	% (2)
Ewing Asset Management, LLC, and
Endurance General Partners, LP
4514 Cole Avenue, Suite 808
Dallas, TX 75205

Samuel A. Donaldson,	3,589,000	5.7	% (3)
1717 DeSales St.
Washington, DC 20036

Ilex Partners, L.L.C., Steinhardt Overseas	3,125,039	5.0	% (4)
Management, L.P., Michael H. Steinhardt,
650 Madison Avenue, 17th Floor
New York, New York 10022

(1)   Citigroup Inc, Citigroup Global Markets, Citigroup Financial Products Inc., and Citigroup Global Markets Holdings Inc. have no sole voting power with respect to the shares listed above; shared voting power with respect to all shares listed above; no sole dispositive power with respect to the shares listed above; and shared dispositive power with respect to all the shares listed above.

(2)   Ewing & Partners is deemed a beneficial owner of the shares listed above and each of the other listed persons or entities is deemed a beneficial owner of the shares listed above, which includes 2,312,260 shares owned by Endurance Partners (Q.P.), L.P. and 928,240 shares owned by Endurance Partners, L.P.  Information based solely on a Schedule 13G/A filed with the SEC on February 13, 2009.

(3)   Samuel A. Donaldson has sole voting power and sole dispositive power with respect to all shares listed above.

(4)   Steinhardt Overseas Management, L.P. has no sole voting power with respect to the shares listed above; shared voting power with respect to all of the shares listed above; no sole dispositive power with respect to the shares listed above; and shared dispositive power with respect to all the shares listed above.

The following table sets forth the number of shares of our common stock beneficially owned as of October 25, 2010 by each director, director nominee, and each executive officer named in the Summary Compensation Table herein.  In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, except as otherwise noted, and underlying warrants and stock options that are exercisable currently or within 60 days.  The calculation of the percentage of outstanding shares is based on 62,810,133 shares outstanding as of October 25, 2010 the record date for determining shareholders entitled to vote at the Annual Meeting.

Security Ownership of Directors and Executive Officers

	Number of	Percent of
Directors, Nominees	Shares of	Outstanding
and Executive Officers	Common Stock (1)	Common Stock (1)
Steve Komar (2)	1,959,203	3.1%

Morton Taubman (3)	62,000	0.1%

James McCubbin (4)	1,625,203	2.6%

James Ritter (5)	128,000	0.2%

Daniel Turissini (6)	1,236,750	2.0%

Ronald Oxley (7)	133,000	0.2%

Jin Kang (8)	2,522,794	4.2%

Otto Guenther (9)	62,000	0.1%

George Norwood (10)	62,000	0.1%

All directors and
officers as a group
(9 persons) (11)	7,800,950	12.4%

(1)           Assumes in the case of each shareholder listed above that all warrants or options held by such shareholder that are exercisable currently or within 60 days were fully exercised by such shareholder, without the exercise of any warrants or options held by any other shareholders.

(2)           Includes (i) 641,100 shares of Common Stock owned directly by Mr. Komar, (ii) 525,000 shares of Common Stock that may be purchased by Mr. Komar pursuant to exercisable options to purchase shares of Common Stock from the Company, and (iii) 793,103 shares of Common Stock held by SLK Diversified L.P., a limited partnership controlled by Mr. Komar, as a result of which such shares are now held by him indirectly.

(3)           Includes 62,000 shares of Common Stock that may be purchased by Mr. Taubman pursuant to exercisable options to purchase shares of Common Stock from the Company.

(4)           Includes (i) 1,525,203 shares of Common Stock owned directly by Mr. McCubbin, and (ii) 100,000 shares of Common Stock that may be purchased by Mr. McCubbin pursuant to an exercisable option to purchase shares of Common Stock from the Company.

(5)           Includes (i) 65,500 shares owned directly by Mr. Ritter, and (ii) 50,000 shares of Common Stock that may be purchased by Mr. Ritter pursuant to an option grant, and (iii) 12,500 shares of Common Stock that may be purchased by Mr. Ritter pursuant to a partially vested option granted on May 11, 2009.  Does not include 12,500 shares of Common Stock that may be purchased by him following the full vesting of an option granted on May 11, 2009.

(6)           Includes (i) 766,750 shares of Common Stock owned directly by Mr. Turissini, and (ii) 470,000 shares of Common Stock that may be purchased by Mr. Turissini pursuant to exercisable options to purchase shares of Common Stock from the Company.

(7)           Includes (i) 71,000 shares of Common Stock owned directly by Mr. Oxley, and (ii) 62,000 shares of Common Stock that may be purchased by Mr. Oxley pursuant to exercisable options to purchase shares of Common Stock from the Company.  Does not include 250,000 shares of Common Stock that may be purchased by Mr. Oxley pursuant to a stock option granted to him on May 11, 2009.

(8)           Includes (i) 2,276,846 shares of Common Stock owned directly by Mr. Kang, and (ii) 315,000 shares of Common Stock that may be purchased by Mr. Kang pursuant to an exercisable option to purchase shares from the Company.

(9)            Includes 62,000 shares of Common Stock that may be purchased by General Guenther pursuant to exercisable options to purchase shares from the Company.

(10)          Includes 62,000 shares of Common Stock that may be purchased by General Norwood pursuant to exercisable options to purchase shares from the Company.

(11)          Includes the shares referred to as included in notes (2), (3), (4), (5), (6), (7), (8), (9), and (10), above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC.  Statements of Changes in Beneficial Ownership of Securities on Form 4 are required to be filed before the end of the second business day following the day on which the change in beneficial ownership occurred.  Based on the Company’s review of Forms 3 and 4 filed during 2009, all of the Company’s officers and directors timely filed such Forms.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains information about the Chief Executive Officer and the other most highly paid executive officers whose total compensation earned during 2009 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Steve Komar	2009	180,000	-	-	7,200	(2)	187,200
Chairman, President &	2008	98,333	-	-	7,200	(2)	105,533
Chief Executive
Officer

James McCubbin	2009	180,000	20,000	-	6,000	(2)	206,000
Executive Vice	2008	144,417	40,000	-	6,000	(2)	190,417
President, Chief
Financial Officer,
Secretary and
Treasurer

Ronald Oxley	2009	180,000	-	9,490	-		189,490
Executive Vice	2008	120,000	-	202,500	5,000	(3)	327,500
President, Sales and
Marketing

Dan Turissini (4)	2009	250,000	-	-	-		250,000
Chief Technology	2008	225,000	-	-	-		225,000
Officer and Chief
Executive Officer of
ORC

Jin Kang (5)	2009	250,000	-	15,845	-		265,845
Chief Executive	2008	225,000	-	267,750	-		492,750
Officer of iSYS

(1) Reference is made to Note 2 to the consolidated financial statements contained in our Annual Report on Form 10-K, as filed on March 31, 2010, as amended by that certain Form 10-K/A, as filed on April 30, 2010, with respect to the calculation of such amounts.

(2) For Mr. Komar, includes a monthly home office and phone allowance of $600.  For Mr. McCubbin, includes a monthly home office allowance of $500.

(3) For Mr. Oxley, Directors fees of $5,000 were paid prior to his employment with the Company, which employment commenced in May of 2008, and 250,000 options were granted to Mr. Oxley as a result of his employment with the Company in May of 2008, with such options being granted on July 25, 2008 at a price per common share of $0.81 with an intrinsic value of $202,500. Such options become fully exercisable on July 25, 2015, subject to acceleration upon the achievement of certain performance measures.  No directors fees were paid to Mr. Oxley in 2010.

(4) Mr. Turissini’s annual salary was increased by $25,000 to a total of $250,000 in July 2009 in connection with the extension of his employment agreement for an additional two years.

(5) Mr. Kang’s annual salary was increased by $25,000 to a total of $250,000 in July 2009.  Options were granted to Mr. Kang as a result of his employment with the Company commencing in January 2008, as part of our acquisition of iSYS, LLC. Options representing 315,000 common shares were issued on January 4, 2008 at a price per common share of $0.85 per common share with an intrinsic value of $267,750. Such options became fully exercisable on April 5, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding warrants, options and stock awards held by the named executive officers at December 31, 2009, including the number of shares underlying both exercisable and unexercisable portions of each stock option and warrant, as well as the exercise price and expiration date of each outstanding option and warrant.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Steve L. Komar, Chairman,	425,000	-	$0.07	7/7/2012
President & Chief Executive	50,000	-	$0.09	4/21/2013
Officer	50,000	-	$0.13	12/31/2013

James T. McCubbin, Executive	1,000	-	$1.35	7/3/2010
Vice President, Chief Financial	450,000	-	$0.17	1/2/2011
Officer, Secretary and Treasurer

Ronald S. Oxley, Executive Vice	12,000	-	$2.80	8/15/2016
President – Sales and Marketing	50,000	-	$0.54	8/15/2016
	-	250,000	$0.83	7/25/2018

Daniel Turissini, Chief	470,000	-	$0.76	9/14/2015
Technology Officer and Chief
Executive Officer of ORC

Jin Kang,	315,000	-	$0.54	1/4/2013
President, iSYS

On May 11, 2009, the Company’s Compensation Committee voted to cancel 950,000 options held by management and other employees (the “Cancelled Options”) and issue replacement options to such individuals (the “Replacement Options”). The optionees all concurred with such action by the Compensation Committee.  The Cancelled Options had varying exercise prices ranging from $0.85 to $2.80 with a weighted average exercise price of $1.06 per share. The exercise price of the Replacement Options was set at $0.54 per share. Other than the exercise price per share, there are no differences in the terms between the Cancelled Options and the Replacement Options. The incremental additional fair value of the Replacement Options was calculated to be approximately $64,000, which was determined by calculating the fair value of the Cancelled Options as they existed on May 11, 2009 immediately prior to cancellation as compared to the fair value on the same date of the exercise price of the Replacement Options. This amount of additional fair value of the Replacement Options will be recognized over the vesting period of the Replacement Options.  Since some of the Replacement Options were fully vested at May 11, 2009, there was an expense of approximately $45,000 recognized in the three months ended June 30, 2009 as a result of the cancellation of the Cancelled Options and the issuance of the Replacement Options.

1,333,333 options were exercised in 2009 by each of James T. McCubbin and Steve L. Komar and no options were exercised by the remaining named executive officers in 2009.

Employment Agreements and Compensation Arrangements; Termination and Change in Control Provisions

The following describes the terms of employment agreements between the Company and the named executive officers and sets forth information regarding potential payments upon termination of employment or a change in control of the Company.

Mr. Komar.  On August 13, 2010, we entered into an employment agreement with Steve Komar, our Chief Executive Officer and President, effective as of July 1, 2010, which replaced Mr. Komar’s prior employment agreement, dated July 1, 2002, which expired by its terms on June 30, 2010.  The new employment agreement has an initial term expiring on June 30, 2012 with one twelve-month renewal option period. The agreement provides for (1) a base salary of $205,000 for the first year of the term, $230,000 for the second year of the term, and $255,000 for the optional third year of the term, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) a phone allowance of $100 per month to cover such expenses incurred in the pursuit of our business; (4) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (5) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (6) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

The employment agreement contains a severance provision which provides that upon the termination of his employment without Cause (as described below) or his voluntary resignation for a Good Reason (as described below), Mr. Komar will receive severance compensation equal to the greater of (a) an amount equal to twelve (12) months of his base salary then in effect, or (b) an amount equal to Mr. Komar’s base salary for the remainder of the term of the employment agreement.  The employment agreement further provides that if within two years after a change in control of the Company there occurs any termination of Mr. Komar for any reason other than for Cause or a voluntary resignation without a Good Reason, then the Company will be required to pay to Mr. Komar a one time severance payment equal to the greater of (a) an amount equal to eighteen (18) months of his base salary then in effect, or (b) an amount equal to Mr. Komar’s base salary for the remainder of the term of the employment agreement.  If Mr. Komar’s employment terminates for any reason other than for Cause or a voluntary retirement without Good Reason, Mr. Komar will be eligible to participate, at the Company’s expense, in all executive medical and dental plans provided by the Company for the remainder of the term of the employment agreement.  Mr. Komar will receive a payment equal to any excise, income and other taxes resulting from the imposition of parachute penalties of the Internal Revenue Code or applicable state tax law.

Termination of Mr. Komar’s employment by the Company shall be deemed for “Cause” if, and only if, it is based upon (i) conviction of a felony by a federal or state court of competent jurisdiction; (ii) material disloyalty to the Company such as embezzlement or misappropriation of corporate assets; or (iii) engaging in unethical or illegal behavior which is of a public nature, brings the Company into disrepute, and results in material damage to the Company.  A resignation by Mr. Komar shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a diminution in Mr. Komar’s title, duties, or salary; (ii) a material reduction in benefits; (iii) a direction by the Board of Directors that Mr. Komar report to any person or group other than the Board of Directors, or (iv) a geographic relocation of the Company’s primary business operations outside of the Washington Metropolitan Area.

In the event of the death or permanent disability of Mr. Komar, Mr. Komar or his estate will receive a one time payment equal to the amount of base salary owed to Mr. Komar for the remainder of the term as if the employment agreement had not been terminated by Mr. Komar’s disability or death and all granted but unvested stock options shall be immediately vested and the period of exercise extended for an additional 2 years.

Mr. McCubbin.       On August 13, 2010, we entered into an employment agreement with James T. McCubbin, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, effective as of July 1, 2010, which replaced Mr. McCubbin’s prior employment agreement, dated July 1, 2002, which expired by its terms on June 30, 2010.  The new employment agreement has an initial term expiring on June 30, 2012 with one twelve-month renewal option period.  The agreement provides for (1) a base salary of $205,000 for the first year of the term, $230,000 for the second year of the term, and $255,000 for the optional third year of the term, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) a phone allowance of $100 per month to cover such expenses incurred in the pursuit of our business; (4) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (5) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (6) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

The employment agreement contains a severance provision which provides that upon the termination of his employment without Cause (as described below) or his voluntary resignation for a Good Reason (as described below), Mr. McCubbin will receive severance compensation equal to the greater of (a) an amount equal to twelve (12) months of his base salary then in effect, or (b) an amount equal to Mr. McCubbin’s base salary for the remainder of the term of the employment agreement.  The employment agreement further provides that if within two years after a change in control of the Company there occurs any termination of Mr. McCubbin for any reason other than for Cause or a voluntary resignation without a Good Reason, then the Company will be required to pay to Mr. McCubbin a one time severance payment equal to the greater of (a) an amount equal to eighteen (18) months of his base salary then in effect, or (b) an amount equal to Mr. McCubbin’s base salary for the remainder of the term of the employment agreement.  If Mr. McCubbin’s employment terminates for any reason other than for Cause or a voluntary retirement without Good Reason, Mr. McCubbin will be eligible to participate, at the Company’s expense, in all executive medical and dental plans provided by the Company for the remainder of the term of the employment agreement.  Mr. McCubbin will receive a payment equal to any excise, income and other taxes resulting from the imposition of parachute penalties of the Internal Revenue Code or applicable state tax law.

Termination of Mr. McCubbin’s employment by the Company shall be deemed for “Cause” if, and only if, it is based upon (i) conviction of a felony by a federal or state court of competent jurisdiction; (ii) material disloyalty to the Company such as embezzlement or misappropriation of corporate assets; or (iii) engaging in unethical or illegal behavior which is of a public nature, brings the Company into disrepute, and results in material damage to the Company.  A resignation by Mr. McCubbin shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a diminution in Mr. McCubbin’s title, duties, or salary; (ii) a material reduction in benefits; (iii) a direction by the Board of Directors that Mr. McCubbin report to any person or group other than the Board of Directors, or (iv) a geographic relocation of the Company’s primary business operations outside of the Washington Metropolitan Area.

In the event of the death or permanent disability of Mr. McCubbin, Mr. McCubbin or his estate will receive a one time payment equal to the amount of base salary owed to Mr. McCubbin for the remainder of the term as of the employment agreement had not been terminated by Mr. McCubbin’s disability or death and all granted but unvested stock options shall be immediately vested and the period of exercise extended for an additional 2 years.

Mr. Oxley.   In May 2008, the Company entered into an employment agreement with Ronald Oxley, our Executive Vice President of Sales, Marketing and Business Strategy. The agreement provides for (1) a base salary of $180,000 per year, (2) reimbursement for pre-approved business expenses consistent with our existing policies that have been incurred for our benefit; (3) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (4) performance incentive bonuses as may be granted at the discretion of the Compensation Committee of the Board of Directors.

        The agreement also contains a termination provision. His employment period will continue from the date of his agreement unless terminated earlier by (a) Mr. Oxley’s death or permanent disability which renders him unable to perform his duties hereunder (as determined by WidePoint in its good faith judgment), (b) Mr. Oxley’s resignation, commencing from and after the second anniversary date of his agreement, upon prior written notice to WidePoint of 90 days before the annual anniversary date of this Agreement, or (c) WidePoint for Cause (as described below). Mr. Oxley’s employment agreement defines “Cause” as (i) the repeated failure or refusal of Mr. Oxley to follow the lawful directives of WidePoint or its designee (except due to sickness, injury or disabilities), after prior notice to Mr. Oxley and a reasonable opportunity to cure by Mr. Oxley of up to 30 days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Oxley, which, in the good faith judgment of WidePoint, materially injures WidePoint, including the repeated failure to follow the policies and procedures of WidePoint, after prior notice to Mr. Oxley and a reasonable opportunity to cure by Mr. Oxley of up to 30 days, (iii) a material breach of the employment agreement by Mr. Oxley, after prior notice to Mr. Oxley and a reasonable opportunity to cure by Mr. Oxley of up to 30 days, (iv) the commission by Mr. Oxley of a felony or other crime involving moral turpitude or the commission by Mr. Oxley of an act of financial dishonesty against WidePoint or (v) a proper business purpose of WidePoint, which shall be limited only to a decrease in the staffing of the corporate headquarters staff or the elimination of the position filled by Mr. Oxley as a result of a material decrease in revenues and/or profits of WidePoint, but with other cost cutting measures and the termination of other employees at such office being first considered and instituted as determined in the sole judgment of WidePoint prior to the termination of Mr. Oxley; provided, however, that in the event WidePoint terminates Mr. Oxley for a “proper business purpose,” then (I) the scope of the non-compete set forth in the employment agreement shall be limited to the products and services offered by WidePoint as of the termination of Mr. Oxley and (II) WidePoint shall pay to Mr. Oxley the lesser of (A) Mr. Oxley’s salary and benefits each month for the 6 month period immediately following such termination or (B) in the event less than 6 months remains in the then current term of Mr. Oxley’s employment with WidePoint, then Mr. Oxley shall receive his salary and benefits each month for such lesser remaining period of time.

Mr. Oxley’s employment agreement further provides that during the employment period and for one year following the termination of Mr. Oxley’s agreement as a result of his resignation or a termination by WidePoint for Cause, Mr. Oxley will not own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing any computer, technology, information technology, consulting or any other services and/or products of any type whatsoever to any federal, state and/or local governments and/or to any existing or targeted customers or clients of WidePoint; nor shall Mr. Oxley attempt to influence any then existing or targeted customers, clients or suppliers of WidePoint to curtail any business they are currently, or in the last 24 months have been, transacting with WidePoint. Furthermore, during such period, Mr. Oxley shall not, without WidePoint’s prior written consent, knowingly solicit or encourage any existing employee or recruit to leave or discourage their employment with WidePoint.

Mr. Turissini.  On October 24, 2004, the Company entered into an employment agreement with Daniel Turissini, our Chief Technology Officer and the Chief Executive Officer of our wholly owned subsidiary, Operational Research Consultants, Inc. (“ORC”).  The employment agreement had an initial term expiring on October 25, 2006.  On July 25, 2007, the Company entered into an addendum to the employment agreement that provided that Mr. Turissini’s employment agreement shall be annually renewable through October 24, 2009.  On July 15, 2009, the Company entered into an addendum to the employment agreement that provided that the term of Mr. Turissini’s employment agreement shall extend through October 31, 2011. The agreement, as amended pursuant to the July 15, 2009 addendum, provides for (1) a base salary of $250,000 per year, (2) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (3) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (4) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

The employment agreement also contains a termination provision.  Mr. Turissini’s employment period will continue from the date of his agreement on October 24, 2004 until October 31, 2011 unless terminated earlier by (a) Mr. Turissini’s death or permanent disability which renders him unable to perform his duties hereunder (as determined by ORC and WidePoint in their good faith judgment), (b) Mr. Turissini’s resignation, commencing from and after the third anniversary date of his employment agreement, upon prior written notice to ORC and WidePoint of 90 days before the annual anniversary date of his employment agreement, or (c) ORC and/or WidePoint for Cause.  Mr. Turissini’s employment agreement defines “Cause” as (i) the repeated failure or refusal of Mr. Turissini to follow the lawful directives of ORC, WidePoint or their designee (except due to sickness, injury or disabilities), after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to 30 days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Turissini, which, in the good faith judgment of ORC and WidePoint, materially injures ORC or WidePoint, including the repeated failure to follow the policies and procedures of ORC or WidePoint, after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to 30 days, (iii) a material breach of the employment agreement by Mr. Turissini, after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to 30 days, (iv) the commission by Mr. Turissini of a felony or other crime involving moral turpitude or the commission by Mr. Turissini of an act of financial dishonesty against ORC or WidePoint or (v) a proper business purpose of ORC or WidePoint, which shall be limited only to a decrease in the staffing of the office in which Mr. Turissini is working or the elimination of the position filled by Mr. Turissini as a result of a material decrease in revenues and/or profits at the office in which Mr. Turissini is working, but with other cost cutting measures and the termination of other employees at such office being first considered and instituted as determined in the sole judgment of ORC and WidePoint prior to the termination of Mr. Turissini; provided, however, that in the event ORC terminates Mr. Turissini under subparagraph (v), then (I) the scope of the non-compete under Paragraph 5 of the employment agreement shall be limited to the products and services offered by ORC as of the termination of Mr. Turissini under subparagraph (v), and (II) ORC shall pay to Mr. Turissini his salary and benefits each month for the six month period immediately following such termination..

Mr. Turissini’s employment agreement further provides that for one year following the termination of Mr. Turissini’s employment agreement as a result of his resignation or a termination by ORC or WidePoint for Cause, Mr. Turissini will not own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing any computer, technology, information technology, consulting or any other services and/or products of any type whatsoever to any federal, state and/or local governments and/or to any existing or targeted customers or clients of ORC and/or WidePoint; nor shall Mr. Turissini attempt to influence any then existing or targeted customers, clients or suppliers of ORC or WidePoint to curtail any business they are currently, or in the last 36 months have been, transacting with ORC or WidePoint. Furthermore, during such period, Mr. Turissini shall not, without ORC’s or WidePoint’s prior written consent, knowingly solicit or encourage any existing employee or recruit to leave or discourage their employment with ORC or WidePoint.

Mr. Kang.  In January 2008, Jin Kang entered into an Employment and Non-Compete Agreement with iSYS, LLC and WidePoint, pursuant to which Mr. Kang serves as the President of iSYS. The agreement provides for (1) a base salary of $225,000 per year, (2) reimbursement for business expenses consistent with our existing policies that have been incurred for our benefit, (3) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future, and (4) performance incentive bonuses as may be granted at the discretion of the Compensation Committee of the Board of Directors.

The agreement also contains a termination provision. His employment period will continue from the date of his agreement unless terminated earlier by (a) Mr. Kang’s death or permanent disability, (b) Mr. Kang’s resignation (other than for Good Reason (as defined in Mr. Kang’s employment agreement)), upon prior written notice to WidePoint and iSYS of 90 days, or (c) iSYS or WidePoint for Cause (as defined in Mr. Kang’s employment agreement).  Mr. Kang’s employment agreement defines “Cause” as (i) the repeated failure or refusal of Mr. Kang to follow the lawful directives of iSYS, WidePoint or their designee (except due to sickness, injury or disabilities), after prior notice to Mr. Kang and a reasonable opportunity to cure by Mr. Kang of up to 30 days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Kang, which, in the good faith judgment of WidePoint or iSYS, materially injures WidePoint or iSYS, including the repeated failure to follow the policies and procedures of WidePoint or iSYS, after prior notice to Mr. Kang and a reasonable opportunity to cure by Mr. Kang of up to 30 days, (iii) a material breach of his employment agreement by Mr. Kang, after prior notice to Mr. Kang and a reasonable opportunity to cure by Mr. Kang of up to 30 days or (iv) the conviction by Mr. Kang of a felony or other crime involving moral turpitude or the commission by Mr. Kang of an act of financial dishonesty against WidePoint or iSYS. Mr. Kang’s employment agreement defines “Good Reason” as (i) a material breach of the employment agreement by WidePoint or iSYS, subject to written notice and an opportunity to cure of up to 30 days, (ii) any material adverse alteration or diminution of Mr. Kang’s duties, subject to written notice and an opportunity to cure of up to 30 days, and (iii) the relocation of iSYS’ principal executive offices to a location more than 50 miles from its present location.

Upon termination of Mr. Kang’s employment without Cause or by Mr. Kang for Good Reason, iSYS shall pay to Mr. Kang (i) any unpaid base salary as of the date of termination, (ii) in the event that the termination occurs prior to the third anniversary of WidePoint’s acquisition of iSYS, base salary from the date of termination until the third anniversary of WidePoint’s acquisition of iSYS, (iii) a pro rata portion of any bonus payable to Mr. Kang in respect of the year in which the termination occurs and (iv) reimbursement of outstanding business expenses.

        Mr. Kang’s employment agreement further provides that during the employment period and for two years following the termination of Mr. Kang’s employment as a result of his resignation other than for Good Reason or a termination by WidePoint or iSYS for Cause, Mr. Kang will not own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing any computer, technology, information technology, consulting or any other services and/or products of any type whatsoever to any federal, state and/or local governments and/or to any existing or targeted customers or clients of WidePoint and iSYS; nor shall Mr. Kang attempt to influence any then existing or targeted customers, clients, consultants or suppliers of WidePoint or iSYS to curtail any business they are currently, or in the last 36 months have been, transacting with WidePoint or iSYS. Furthermore, during such period, Mr. Kang shall not, without the prior written consent of WidePoint and iSYS, knowingly solicit or encourage any existing employee, consultant or recruit to leave or discourage their employment with WidePoint or iSYS.

Stock Options

2008 Stock Incentive Plan.  Effective December 18, 2007, the Board of Directors adopted, and in December 2008 our shareholders approved, our 2008 Stock Incentive Plan (the “Original 2008 Plan”).  On November 9, 2009, the Board adopted, and on December 15, 2009 our shareholders approved, an amendment to the Original 2008 Stock Incentive Plan (as so amended, the “2008 Plan”).  The 2008 Plan provides for the award of a variety of equity-based incentives, including stock awards, stock options, stock appreciation rights, phantom shares, performance unit appreciation rights, dividend equivalents, restricted stock awards and awards of restricted stock units (collectively, “Stock Incentives”).  The 2008 Plan is administered by the Company’s Compensation Committee.  The vesting and exercisability of any Stock Incentives granted under the 2008 Plan is subject to the determination of and criteria set by the Compensation Committee.

Subject to ratification by the Company’s shareholders of the Original 2008 Plan, options were granted on January 2, 2008 by the Company’s Board of Directors under the Original 2008 Plan to Mr. Kang in connection with the Company’s acquisition of iSYS, LLC, with such options being for the purchase of a total of 315,000 shares of common stock at a price of $0.85 per share through January 4, 2013, and with such options being fully exercisable as of April 5, 2008.  Also, subject to ratification by the Company’s shareholders of the Original 2008 Plan, options were granted on July 25, 2008 by the Company’s Board under the Original 2008 Plan to Mr. Oxley upon his appointment as Executive Vice President of the Company, with such options being for the purchase of a total of 250,000 shares of common stock at a price of $0.81 per share through July 15, 2018, and with such options being fully exercisable on July 25, 2015, provided that the vesting of such option may be accelerated based on the achievement of certain performance objectives.

On May 11, 2009, the Company’s Compensation Committee voted to cancel 950,000 Canceled Options previously then held by management and other employees and issue the Replacement Options replacement options to such individuals under the Original 2008 Plan.  The optionees all concurred with such action by the Compensation Committee. The Cancelled Options had varying exercise prices ranging from $0.85 to $2.80 with a weighted average exercise price of $1.06.  The exercise price of the Replacement Options was set at $0.54.  Other than with respect to the exercise price, there are no differences in the terms between the Cancelled Options and the Replacement Options.  The incremental additional fair value of the Replacement Options was calculated to be approximately $64,000, which was determined by calculating the fair value of the Cancelled Options as they existed on May 11, 2009 immediately prior to cancellation as compared to the fair value on the same date of the exercise price of the Replacement Options. This amount of additional fair value of the Replacement Options will be recognized over the vesting period of the Replacement Options.  Since some of the Replacement Options were fully vested at May 11, 2009, there was an expense of approximately $45,000 recognized in the three months ended June 30, 2009 as a result of the cancellation of the Cancelled Options and the issuance of the Replacement Options.

Director Compensation

	Fees Earned	Option	All Other
	or Paid in Cash	Awards	Compensation	Total
Director Name	( $)	($)(1)	($)	($)
James Ritter	12,000	13,500	-	25,500
Morton Taubman	12,000	8,870	-	20,870
George Norwood	12,000	3,790	-	15,790
Otto Guenther	12,000	3,790	-	15,790

(1)  The amounts set forth in this column represent compensation expense as determined by the Black-Scholes calculation recognized by the Company in 2008 with respect to options grants, if any, in 2009.  Reference is made to Note 2 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009 with respect to the calculation of such expense.  As further described above under the heading Outstanding Equity Awards at Fiscal Year-End and in Note 2 to the consolidated financial statements contained in our Annual Report on Form 10-K, as filed on March 31, 2010, on May 11, 2009, 950,000 options held by management and other employees were cancelled and replaced with replacement options to such individuals. The amounts recognized in this column represent the proportion of earned fair market value of the Replacement Options over the Cancelled Options attributable to the applicable individual as a result of the cancellation of the Cancelled Options and the issuance of the Replacement Options.  The aggregate number of shares subject to outstanding options held by each director as of December 31, 2009 is as follows: Mr. Ritter, 75,000; Mr. Taubman, 62,000; General Norwood, 62,000; and General Guenther, 62,000.

WidePoint’s Director Compensation Plan includes both cash consideration and non-cash consideration consisting of quarterly fees and stock option grants.  It is designed to enable continued attraction and retention of qualified directors.  It currently includes options granted under the Company’s 2008 Plan (described above) and formerly included options granted under the Company’s 1997 Directors Formula Stock Option Plan prior to the expiration of such plan (as described in more detail below).

1997 Directors Formula Stock Option Plan.  In May 1997, the Board adopted, and in December 1997 our shareholders approved, our 1997 Directors Formula Stock Option Plan (the “Director Plan”).  In April 2007, the Director Plan expired and was subsequently replaced by the 2008 Plan.  Certain options issued under the Director Plan prior to the expiration of such plan remain outstanding and unexercised as of October 25, 2010 .  Such outstanding and unexercised options are for the purchase of an aggregate of 48,000 shares of common stock at exercise prices ranging from $0.93 to $2.80.  Such options continue to vest, become exercisable when vested and expire ten years after the date of grant, subject to such shorter period as may have been provided in the option agreements.

1997 Plan.  In May 1997, the Board adopted, and in December 1997 our shareholders approved, the Company’s 1997 Stock Incentive Plan (the “1997 Plan”).  In April 2007, the 1997 Plan expired and was subsequently replaced by the 2008 Plan.   Certain options issued under the 1997 Plan prior to the expiration of such plan remain outstanding and unexercised as of October 25, 2010.  Such outstanding and unexercised options under the 1997 Plan are for the purchase of an aggregate of 2,309,000 shares of Common Stock at exercise prices ranging from $0.07 to $2.80. Such options continue to vest, become exercisable when vested and expire ten years after the date of grant, subject to such shorter period as may have been provided in the option agreements.

Certain Related Person Transactions

A related person transaction is a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest.  The Company was not a participant in any related person transactions since the beginning of the Company’s last fiscal year and no such transactions are currently proposed, with the exception that on July 8, 2009, each of Steve L. Komar and James T. McCubbin, each of whom are presently an officer and director of the Company, exercised, in the form of a cashless exercise, his respective warrant to purchase 1,333,333 shares of common stock of the Company, which warrant was previously issued to such individual pursuant to a Warrant Purchase Agreement, dated July 14, 2004, by and between the Company and each such individual.  As a result of his respective cashless exercise of such warrant, each of Steve L. Komar and James T. McCubbin, as applicable, was issued 793,103 shares of common stock of the Company, with 540,230 shares of common stock of the Company being withheld by the Company from each such warrant as payment of the respective exercise price of each such warrant.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY
STATEMENT

As permitted by the federal securities laws, we are also making this Proxy Statement available to our stockholders via the Internet. A copy of this Proxy Statement is available to you free of charge at http://www.widepoint.com.

OTHER INFORMATION

Key Corporate Governance Documents

We maintain an internet website at http://www.widepoint.com.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website immediately after they are filed with or furnished to the SEC.  WidePoint’s Code of Business Conduct, Corporate Governance Principles and Charters of the Committees of the Board of Directors are also available free of charge on our website or by writing to WidePoint Corporation, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois 60181, c/o Corporate Secretary.  WidePoint’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer and Chief Financial Officer) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company’s directors or executive officers will be published on our website within five business days of such amendment or waiver.

Shareholder Proposals for 2010 Annual Meeting

Proposals of shareholders intended to be presented at the 2011 Annual Meeting, which presently is expected to be held on June 15, 2011, must be received by the Secretary of the Company, Midwest Office Center, 18W100 22nd Street, Suite 124, Oakbrook Terrace, Illinois 60181, no later than January 14, 2011 in order for them to be considered for inclusion in the 2011 Proxy Statement.  A shareholder desiring to submit a proposal to be voted on at next year’s Annual Meeting of Shareholders, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to the Company by March 15, 2011.  Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting.  If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

By Order of the Board of Directors

WIDEPOINT CORPORATION

James T. McCubbin
Secretary
November 8, 2010

PROXY

WIDEPOINT CORPORATION
Midwest Office Center
18W100 22nd Street, Suite 124
Oakbrook Terrace, Illinois  60181

This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF SHAREHOLDERS of WidePoint Corporation, a Delaware corporation (the “Company”), on December 8, 2010, 10:00 a.m., local time.

The undersigned appoints James Ritter and James McCubbin, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on December 8, 2010, or at any and all adjournment(s) thereof, with all powers the undersigned would have if personally present.

The Board of Directors recommends voting FOR the following proposals:	Please mark your votes as indicated in this example	☒

1. To Elect Directors FOR the nominees listed to the right (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for the nominees listed to the right ☐	CLASS I DIRECTORS – MORTON S. TAUBMAN AND RONALD S. OXLEY (INSTRUCTION: To withhold authority for a nominee, write that nominee’s name on the space provided below).
2. Proposal to ratify the selection of Moss Adams LLP as the independent accountants for the Company for the current fiscal year. FOR AGAINST ABSTAIN ☐ ☐ ☐
3. In their discretion the Proxies are authorized to vote upon such other business as properly may come before the meeting. FOR AGAINST ABSTAIN ☐ ☐ ☐

Sign exactly as your name appears hereon.  When signing in a representative or fiduciary capacity, indicate title.  If shares are held jointly, each holder should sign.

Date                                           , 2010

Signature of Shareholder(s)

THE SHARES WILL BE VOTED AS DIRECTED ABOVE, AND WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING AS THE PROXIES SHALL DECIDE.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.